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Exhibit 99.1

ENBRIDGE ENERGY COMPANY, INC.
(a wholly-owned subsidiary of Enbridge Pipelines Inc.)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30, 2004	December 31, 2003
	(unaudited, dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$17.6	$17.1
Due from affiliates	9.4	5.9
Accounts receivable and other	8.7	7.6
Loans to affiliates (Note 2)	498.0	498.9
Other current assets	3.1	0.9

	536.8	530.4

Long-term loans to affiliates (Note 2)	296.8	307.9
Investment in Enbridge Energy Partners, L.P.	533.4	531.8
Deferred charges and other	11.2	10.3
Property, plant and equipment, net	126.8	123.3
Goodwill	25.0	25.0

	$1,530.0	$1,528.7

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Accounts payable and other	24.5	18.6
Due to affiliates	2.2	1.5
Loans from affiliates (Note 2)	9.0	5.5

	35.7	25.6

Long-term debt	275.0	275.0
Deferred credits	53.7	64.8
Deferred income taxes	221.5	212.3
Minority interest	312.8	306.7

	898.7	884.4

Shareholder's equity
Common stock:
Authorized — 750,000 shares
Issued — 678,167 in 2003, no par value
Contributed surplus	337.5	337.5
Retained earnings	277.9	260.0
Accumulated other comprehensive income	15.9	46.8

	631.3	644.3

	$1,530.0	$1,528.7

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.     Basis of Presentation

        The accompanying unaudited consolidated statements of financial position have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, they contain all adjustments, consisting only of normal recurring adjustments, which management considers necessary to present fairly the financial position of Enbridge Energy Company, Inc. as of June 30, 2004 and December 31, 2003. The interim consolidated statements of financial position of Enbridge Energy Company, Inc. (the "Company") should be read in conjunction with Enbridge Energy Partners, L.P.'s (the "Partnership") consolidated financial statements and notes thereto presented in the Partnership's Annual Report on Form 10-K and also the Company's consolidated statement of financial position as of December 31, 2003 as filed on Form 8-K on July 22, 2004 by the Partnership.

2.     Foreign Currency Translation

        The Company's functional currency for its foreign subsidiaries is the Canadian dollar. Results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period. Assets and liabilities are translated into U.S. dollars using the exchange rate on the balance sheet date, except non-monetary items, which are translated on a historical basis. Gains and losses resulting from these foreign currency translation adjustments are included as a component of comprehensive income.

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  Exhibit 99.1